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                                                                    EXHIBIT 11

                              STONE CONTAINER CORPORATION
                       COMPUTATION OF PRIMARY AND FULLY DILUTED
                              NET INCOME (LOSS) PER SHARE

                            (in millions, except per share)


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                                                          Three Months Ended
                                                                March 31,
                                                           1995           1994
Primary Earnings Per Share
  Shares of Common Stock:
    Weighted average number of common shares
      outstanding....................................      90.8           81.5
  Primary Weighted Average Shares Outstanding........      90.8           81.5
                                                        ========      =========

  Net income (loss)..................................   $  96.8       $ (109.9)
  Less:
    Series E Cumulative Convertible Exchangeable
      Preferred Stock dividend.......................      (2.0)          (2.0)
  Net income (loss) used in computing primary net
    income (loss) per common share...................   $  94.8       $ (111.9)
                                                        ========      =========

  Primary Earnings Per Share.........................   $  1.04       $  (1.37)
                                                        ========      =========

Fully Diluted Earnings Per Share
  Shares of Common Stock:
    Weighted average number of common shares
      outstanding....................................      90.8           81.5
    Dilutive effect of options and warrants..........        .1             --
    Addition from assumed conversion of 8.875%
      convertible senior subordinated notes..........      21.6           21.6
    Addition from assumed conversion of 6.75%
      convertible subordinated debentures............       2.7            3.4
    Addition from assumed conversion of Series E
      Cumulative Convertible Exchangeable Preferred
      Stock..........................................       3.4            3.4
  Fully Diluted Weighted Average Shares Outstanding..     118.6          109.9
                                                        ========      =========

  Net Income (Loss)..................................   $  96.8       $ (109.9)
  Less:
    Series E Cumulative Convertible Exchangeable
      Preferred Stock dividend.......................      (2.0)          (2.0)
    Income adjustment associated with assumed
      conversion of Stone-Consolidated Corporation
      8% convertible subordinated debentures.........      (.8)            --
  Add back:
    Interest on 8.875% convertible senior
      subordinated notes.............................       3.4            3.4
    Interest on 6.75% convertible subordinated
      debentures.....................................       1.0            1.2
    Income adjustment associated with assumed
      conversion of Stone-Consolidated Corporation
      8% convertible subordinated debentures.........        --            3.4
    Series E Cumulative Convertible Exchangeable
      Preferred Stock dividend.......................       2.0            2.0

  Net income (loss) used in computing fully diluted
    net income (loss) per common share...............   $ 100.4       $ (101.9)
                                                        ========      =========

  Fully Diluted Earnings Per Share(A)................   $   .85       $   (.93)
                                                        ========      =========


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(A)  Fully diluted earnings per share for the three months ended March 31, 1994 is not disclosed in the Consolidated Statement of Operations and Retained Earnings (Accumulated Deficit) because the amounts are anti-dilutive.


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